Offer to Purchase for Cash
by
Mannatech, Incorporated
of
Up to 211,538 Shares of Its Common Stock
At a Purchase Price of $26.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, JUNE 25, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

May 28, 2021
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Mannatech, Incorporated, a Texas corporation (“Mannatech”), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash up to 211,538 Shares of its common stock, $0.0001 par value per share (the “Shares”), at a price of $26.00 per Share, (the "Purchase Price"), to each seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 28, 2021 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.
Upon the terms and subject to the conditions of the Offer, if less than 211,538 Shares are properly tendered and not properly withdrawn, Mannatech will buy all Shares properly tendered and not properly withdrawn. Only Shares properly tendered prior to the Expiration Date and not properly withdrawn will be purchased in the Offer, upon the terms and subject to the conditions of the Offer, including the odd lot priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Purchase Price. Mannatech reserves the right, in its sole discretion, to change the per Share Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), Mannatech may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.
Mannatech reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if more than 211,538 Shares or such greater amount as Mannatech may elect to purchase, subject to applicable law, have been validly tendered, and not properly withdrawn before the Expiration Date, Mannatech will accept the Shares to be purchased in the following order of priority: (i) from all shareholders who beneficially own fewer than an aggregate of 100 Shares who properly tender and do not properly withdraw all of their Shares and who comply with all of the odd lot priority requirements set forth in the Offer to Purchase and the Letter of Transmittal, (ii) from all shareholders who properly tender and do not properly withdraw Shares, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Shares and (iii) only if necessary to permit Mannatech to purchase 211,538 Shares (or such greater amount as Mannatech may elect to purchase, subject to applicable law), from holders who have tendered and not properly withdrawn Shares subject to the condition that a specified minimum number of the holder’s Shares be purchased if any Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that Mannatech will not purchase all of the Shares tendered by a shareholder even if such shareholder tenders its Shares. Shares not purchased because of proration provisions will be returned to the tendering shareholders at Mannatech’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.
The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.The Offer to Purchase;
2.The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;
3.Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;
4.A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
5.A return envelope addressed to Computershare Trust Company, N.A., as Depositary for the Offer.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, JUNE 25, 2021, UNLESS THE OFFER IS EXTENDED.
For Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such Shares, or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 12:00 Midnight, New York City time, at the end of Friday, June 25, 2021 by the Depositary at the appropriate address set forth on the back cover of the Offer to Purchase, or (2) shareholders whose certificates for Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
Mannatech will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Mannatech will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Mannatech, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. Mannatech will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase or Instruction 6 in the Letter of Transmittal.
Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, Georgeson LLC, at: (877) 278-4751.
Very truly yours,
Georgeson Securities Corporation
Enclosures
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF MANNATECH, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.